Exhibit 99.1

ContraVir to Receive $1.8 Million Through New Jersey Technology Business Tax Certificate Transfer (NOL) Program

EDISON, N.J., Sept. 29, 2016 /PRNewswire/ — ContraVir Pharmaceuticals, Inc. (CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, today announced that it received preliminary approval for a $2.0 million tax credit from the New Jersey Technology Business Tax Certificate Transfer (NOL) Program for the tax year 2016.  As a result, the Company expects to be able to transfer this credit and receive approximately $1.8 million in cash.

“The State of New Jersey continues to demonstrate its commitment to promoting innovation in biotechnology and we are pleased to benefit from this program,” said James Sapirstein, CEO of ContraVir.  “Adding approximately $1.8 million to our balance sheet will support our ongoing antiviral programs, including our ongoing head-to-head Phase 2 clinical study of low dose CMX157 vs. Viread® against hepatitis B.  We are grateful to receive this non-dilutive funding for our company.”

Administered by the New Jersey Economic Development Authority, this competitive program enables New Jersey-based companies to sell net operating losses (NOLs) and R&D tax credits for at least 80 percent of their value, up to a maximum lifetime benefit of $15 million. This allows qualifying companies with NOLs to turn their tax losses and credits into cash proceeds to supplement funding for R&D, equipment and/or facilities purchases, or to cover other allowable expenditures.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action: CMX157, a highly potent analog of the successful antiviral drug tenofovir currently in Phase 2a, which has demonstrated the potential for low, once a day dosing compared to Viread® and decreased systemic exposure, thereby potentially reducing renal and bone side effects; and CRV431, a next generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. ContraVir is also developing FV-100, an orally available nucleoside analogue prodrug for the treatment of herpes zoster, or shingles, in a Phase 3 clinical trial. In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study. For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2015 and other periodic reports filed with the Securities and Exchange Commission.